Exhibit 5.1

January 18, 2022

Esports Technologies, Inc.

197 E. California Ave. Ste. 302

Las Vegas, NV 89104

Re:          Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Esports Technologies, Inc., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration for resale by the selling stockholders named in the Registration Statement (the “Selling Stockholders”) of up to (i) 1,655,139 shares (the “Shares”) of Company’s common stock, $0.001 par value per share (“Common Stock”) issuable upon conversion of the Company’s Series A preferred stock (the “Preferred Stock”) issued pursuant to the Company’s Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (the “Certificate of Designation”), and (ii) 3,587,512 shares of Common Stock issuable upon the exercise of certain outstanding warrants (the “Warrants”) issued by the Company to the Selling Stockholders (the “Warrant Shares”).

In connection with our opinion, we have examined the Registration Statement, including the exhibits thereto, the Warrants, the Certificate of Designation, and such other documents, corporate records and instruments, and have examined such laws and regulations, as we have deemed necessary for the purposes of this opinion. In making our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the legal capacity of all natural persons. As to matters of fact material to our opinions in this letter, we have relied on certificates and statements from officers and other employees of the Company, public officials and other appropriate persons.

Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that:

1. The Shares initially issuable upon conversion of the Preferred Stock in the circumstances contemplated by the Certificate of Designation, will have been duly authorized by all necessary corporate action of the Company, and will be validly issued, fully paid and non-assessable; and

2. The Warrant Shares initially issuable upon exercise of the Warrants when issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Warrants, will have been duly authorized by all necessary corporate action of the Company, and will be validly issued, fully paid and non-assessable.

The foregoing opinions are limited to Chapter 78 of the Nevada Revised Statutes, and we express no opinion as to the laws of any other jurisdiction.

The opinions expressed in this opinion letter are as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date. The opinions herein are limited to the matters expressly set forth in this opinion letter, and no opinion or representation is given or may be inferred beyond the opinions expressly set forth in this opinion letter.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of this firm’s name under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Schiff Hardin LLP